Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Charlottesville, VA – October 20, 2017 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported third quarter 2017 net income of $1.7 million or $0.72 per diluted share, a 25.0% increase compared to net income of $1.4 million or $0.59 per diluted share recognized during the third quarter of 2016.

“We continue to generate solid earnings in this sustained low interest rate environment,” stated Glenn W. Rust, President and Chief Executive Officer. “Our efficiency ratio remains low at 58.6% for the third quarter and 58.1% year-to-date. Our return on average assets was 1.11% for the quarter and 1.15% for the first nine months of the year. Our dedication to strong credit quality remains, as represented by our significantly low level of non-performing assets. Our ongoing efforts to attain an effective mix of earning assets, including restructuring the securities portfolio to earn higher yields, and prolonged low cost of funds continue to place us in a position for success.”

Third Quarter 2017 Financial Highlights

●	The annualized return on average assets of 1.11% increased from 0.98% for the third quarter of 2016.
●	The efficiency ratio was 58.6%, improving from 63.8% for the third quarter of 2016.
●	Average gross loans totaled $497.0 million, up $74.4 million or 17.6% from the $422.6 million averaged during the third quarter of 2016.
●	The allowance for loan losses as a percentage of total loans was 0.76% as of September 30, 2017 and September 30, 2016, compared to 0.77% at December 31, 2016. A provision for loan losses of $168 thousand was recognized in the third quarter of 2017.
●	Total assets of $610.3 million were 7.2% higher than the September 30, 2016 balance of $569.5 million. The year-over-year net growth in assets was funded by expansion in core deposits and short-term borrowings.
●	Low-cost deposits, which include both noninterest and interest-bearing checking accounts as well as money market accounts, remained in excess of 77% of total deposits.
●	The loan-to-deposit ratio was 98.8%, compared to 91.9% at December 31, 2016 and 87.0% at September 30, 2016. This increase is in line with our strategy to achieve an effective mix of earning assets and liabilities on our balance sheet.
●	The tax-equivalent net interest margin (NIM) of 3.70% improved 20 basis points as compared to the prior quarter level of 3.50% and improved 29 basis points as compared to the prior third quarter NIM of 3.41%.
●	Net interest income of $5.5 million increased $946 thousand or 20.9% compared to $4.5 million for the third quarter of 2016.

Third Quarter 2017 Financial Highlights, continued

●	The cost of funds of 23 basis points increased five basis points from 18 basis points in the same period in the prior year, remaining low compared to peers.
●

Noninterest income of $1.2 million declined $255 thousand or 18.0% compared to the same quarter in the prior year, primarily driven by a $78 thousand loss on the sale of securities, compared to a gain in the comparable period of $181 thousand. During the current quarter, we restructured a portion of our investment portfolio to achieve higher yields, resulting in the realized losses.

●	Noninterest expense of $3.9 million increased by $96 thousand or 2.5% compared to third quarter of 2016, partially due to the expenses associated with hiring experienced loan officers.
●

Tangible book value per share was $26.50, compared to $24.49 at December 31, 2016 and $24.57 at September 30, 2016. Dividends of $386 thousand were declared during the third quarter of 2017, while the remaining net income of $1.4 million or 77.9% was retained.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission on March 27, 2017. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2017	December 31, 2016 *	September 30, 2016
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$7,143	$10,047	$9,103
Federal funds sold	3,155	28,453	32,925
Securities:
Available for sale, at fair value	71,049	56,662	70,447
Restricted securities, at cost	2,709	1,709	1,709
Total securities	73,758	58,371	72,156
Loans	501,024	482,135	430,889
Allowance for loan losses	(3,824)	(3,688)	(3,278)
Loans, net	497,200	478,447	427,611
Premises and equipment, net	7,437	8,046	8,245
Bank owned life insurance	14,229	13,917	13,807
Goodwill	372	372	372
Other intangible assets, net	604	680	705
Accrued interest receivable and other assets	6,430	6,697	4,615
Total assets	$610,328	$605,030	$569,539
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$166,544	$176,098	$176,063
Interest-bearing	98,528	96,869	91,808
Money market deposit accounts	128,149	136,658	114,903
Certificates of deposit and other time deposits	114,049	115,026	112,405
Total deposits	507,270	524,651	495,179
Repurchase agreements and other borrowings	37,001	19,700	13,540
Accrued interest payable and other liabilities	1,208	1,625	1,542
Total liabilities	545,479	545,976	510,261
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,410,680, 2,368,777 and 2,368,777 issued and outstanding at September 30, 2017, December 31, 2016 and September 30, 2016, respectively	6,027	5,922	5,922
Capital surplus	22,036	21,152	21,262
Retained earnings	37,082	32,759	31,581
Accumulated other comprehensive income (loss)	(296)	(779)	513
Total shareholders' equity	64,849	59,054	59,278
Total liabilities and shareholders' equity	$610,328	$605,030	$569,539

* Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest and dividend income:
Loans, including fees	$5,348	$4,385	$15,454	$13,012
Federal funds sold	30	45	208	101
Investment securities:
Taxable	328	237	838	762
Tax exempt	78	78	203	242
Dividends	23	23	69	67
Other	1	3	7	7
Total interest and dividend income	5,808	4,771	16,779	14,191

Interest expense:
Demand and savings deposits	108	68	341	203
Certificates and other time deposits	179	157	516	474
Repurchase agreements and other borrowings	38	9	58	33
Total interest expense	325	234	915	710
Net interest income	5,483	4,537	15,864	13,481
Provision for (recovery of) loan losses	168	104	213	(291)
Net interest income after provision for (recovery of) loan losses	5,315	4,433	15,651	13,772

Noninterest income:
Trust income	394	388	1,171	1,174
Advisory and brokerage income	132	106	387	287
Royalty income	22	11	198	20
Customer service fees	225	240	678	686
Debit/credit card and ATM fees	206	223	650	653
Earnings/increase in value of bank owned life insurance	103	111	312	331
Fees on mortgage sales	55	41	104	156
Gains (losses) on sales of securities	(78)	181	(74)	189
Gains (losses) on sales of other assets	-	6	-	(21)
Other	99	106	308	312
Total noninterest income	1,158	1,413	3,734	3,787

Noninterest expense:
Salaries and employee benefits	1,998	1,939	5,770	5,704
Net occupancy	461	465	1,390	1,413
Equipment	124	134	398	401
Other	1,334	1,283	3,897	3,859
Total noninterest expense	3,917	3,821	11,455	11,377

Income before income taxes	2,556	2,025	7,930	6,182
Provision for income taxes	811	629	2,530	1,921
Net income	$1,745	$1,396	$5,400	$4,261
Net income per common share, basic	$0.73	$0.59	$2.26	$1.80
Net income per common share, diluted	$0.72	$0.59	$2.24	$1.79
Weighted average common shares outstanding, basic	2,401,083	2,366,530	2,387,960	2,369,517
Weighted average common shares outstanding, diluted	2,422,048	2,380,393	2,409,481	2,383,910

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except per share data)
(Unaudited)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Per Common Share Data:
Net income per weighted average share, basic	$0.73	$0.80	$0.73	$0.63	$0.59
Net income per weighted average share, diluted	$0.72	$0.80	$0.72	$0.62	$0.59
Weighted average shares outstanding, basic	2,401,083	2,386,721	2,375,798	2,368,777	2,366,530
Weighted average shares outstanding, diluted	2,422,048	2,409,410	2,394,943	2,384,169	2,380,393
Actual shares outstanding	2,410,680	2,392,011	2,381,909	2,368,777	2,368,777
Tangible book value per share at period end	$26.50	$25.98	$25.19	$24.49	$24.57
Key Ratios:
Return on average assets[1]	1.11%	1.19%	1.14%	1.03%	0.98%
Return on average equity[1]	10.75%	12.33%	11.66%	9.90%	9.38%
Net interest margin (FTE)[1,2]	3.70%	3.50%	3.54%	3.56%	3.41%
Efficiency ratio (FTE)[3]	58.63%	55.53%	60.39%	60.05%	63.79%
Loan-to-deposit ratio	98.77%	92.91%	86.64%	91.90%	87.02%
Net Interest Income:
Net interest income	$5,483	$5,327	$5,054	$4,793	$4,537
Net interest income (FTE)[2]	$5,523	$5,360	$5,085	$4,830	$4,577
Capital Ratios:
Tier 1 leverage ratio	10.30%	9.65%	9.84%	10.31%	10.24%
Total risk-based capital ratio	13.51%	13.09%	12.98%	12.66%	13.04%
Assets and Asset Quality:
Average Earning Assets	$591,908	$613,992	$582,630	$540,368	$533,799
Average Gross Loans	$496,983	$489,806	$481,217	$449,528	$422,567
Allowance for loan losses:
Beginning of period	$3,701	$3,633	$3,688	$3,278	$3,186
Provision for (recovery of) loan losses	168	115	(70)	402	104
Charge-offs	53	58	-	-	24
Recoveries	(8)	(11)	(15)	(8)	(12)
Net charge-offs (recoveries)	45	47	(15)	(8)	12
End of period	$3,824	$3,701	$3,633	$3,688	$3,278
Nonaccrual loans	$186	$153	$160	$167	$173
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$186	$153	$160	$167	$173
NPA as a % of total assets	0.03%	0.02%	0.03%	0.03%	0.03%
NPA as a % of total loans plus OREO	0.04%	0.03%	0.03%	0.03%	0.04%
Allowance for loan losses to total loans	0.76%	0.75%	0.75%	0.77%	0.76%
Non-accruing loans to total loans	0.04%	0.03%	0.03%	0.03%	0.04%
Net charge-offs (recoveries) to average loans[1]	0.04%	0.04%	-0.01%	-0.01%	0.01%

1 Ratio is computed on an annualized basis.

2 The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 34%.

3 The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison
434.817.8587